UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 4, 2009

Date of Report (Date of earliest event reported)

ZOLL MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-20225	04-2711626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

269 Mill Road, Chelmsford, MA 01824

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(978) 421-9655

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the federal securities laws. Reliance should not be placed on forward-looking statements because they involve known and unknown risks and uncertainties which may cause the actual results, performance, and achievements of ZOLL Medical Corporation (the “Company”) to differ materially from the anticipated future results, performance and achievements that are expressed or implied by such forward-looking statements. Additional information concerning these risks and uncertainties is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 8, 2008, and in the Company’s other public filings. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future developments or events.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 4, 2009, the Company completed the acquisition of substantially all of the assets of the intravascular temperature management business of Alsius Corporation (“Alsius”) pursuant to an Asset Purchase Agreement (the “Agreement”) by and among ZOLL Circulation, Inc., a wholly-owned subsidiary of the Company, Alsius and Alsius Medical Corporation, dated February 19, 2009. The assets acquired include intellectual property and other intangibles related to the business, inventories and fixed assets. The Company will also assume warranty and service contract obligations relating to Alsius’ installed base of products.

Pursuant to the Agreement, the Company paid approximately $12 million as consideration for the assets. There are no material relationships between Alsius and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer, other than in respect to the above described Agreement.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of the business acquired. Financial statements of the business acquired will be filed in an amendment to this Current Report on Form 8-K no later than July 17, 2009.

(b)	Pro forma financial information. To the extent that pro forma financial information is required by this Item, it will be filed in an amendment to this Current Report on Form 8-K no later than July 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOLL MEDICAL CORPORATION

Date: May 7, 2009	By:	/s/ Richard A. Packer
Richard A. Packer Chief Executive Officer